UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

August 1, 2008

Date of Report (Date of earliest event reported)

LIGHTPATH TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-27548	86-0708398
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

2603 Challenger Tech Court, Suite 100

Orlando, Florida 32826

(Address of principal executive office, including zip code)

(407) 382-4003

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act(17CFR240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act(17CFR240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act(17CFR240.13e-4(c))

LightPath Technologies, Inc.

Form 8-K

Item 2.03 Creation of a Direct Financial Obligation.

On August 1, 2008, LightPath Technologies, Inc. (“LightPath” or the “Company”) executed a Securities Purchase Agreement with twenty-four institutional and private investors with respect to a private placement of 8% senior convertible debentures (the “Debentures”). The sale of the Debentures generated gross proceeds of approximately $2,929,000. The Company will use the funds to provide working capital for its operations. Among the investors were Steven Brueck, J. James Gaynor, Louis Leeburg, Robert Ripp, Gary Silverman and James Magos, all of whom are directors or officers of LightPath.

The maturity date of the Debentures is August 1, 2011, on which date the outstanding principal amount of the Debentures, plus accrued but unpaid interest will be due. Interest on the Debentures is payable quarterly commencing on October 1, 2008 and may be paid in cash or LightPath common stock. The interest due on October 1, 2008 was prepaid by the company on August 1, 2008 by issuing 27,893 shares of common stock in payment of such interest. The Debentures are secured by substantially all of our previously unencumbered assets pursuant to a Security Agreement and are guarantied by our wholly-owned subsidiaries, Geltech Inc. and LightPath Optical Instrumentation (Shanghai), Ltd. pursuant to a Subsidiary Guarantee.

The Debentures are immediately convertible into 1,901,948 shares of common stock, based on a conversation price of $1.54 per share, which is 110% of the closing bid price of the Common Stock on the NASDAQ Capital Market on July 31, 2008. Investors also received warrants to purchase up to 950,974 shares of the Company’s common stock (the “Warrants”). The Warrants are exercisable for a period of five years beginning on August 1, 2008 with 65% of the Warrants, exercisable for 618,133 shares, priced at $1.68 per share and the remaining 35% of the Warrants priced at $1.89 per share. If all of the Warrants were exercised, the Company would receive additional proceeds in the amount of $1,645,184.

Investors who participated in the Company’s July 2007 common stock private placement equity were offered an incentive to invest in the current offering. Four investors from the 2007 offering participated in the current offering and as a result the Company reduced the exercise price of the warrants they received in the 2007 offering from $5.50 per share to $2.61 per share. Additionally, such investors were issued an aggregate of 73,228 incentive shares (the “Incentive Shares”).

The Company has agreed to pay a commission to the exclusive placement agent for the offering, First Montauk Securities Corp, in an amount equal to $216,570 plus costs and expenses. The Company also issued to First Montauk and its designees warrants to purchase of an aggregate of 190,195 shares of Common Stock at exercise price equal to $1.68 per share, which is 120% of the closing bid price of the Common

Stock on the NASDAQ Capital Market on July 31, 2008. In addition, the exercise price of 50% of the warrants issued to the First Montauk and its designees at the closing of the July 2007 financing was reduced to $2.61 per share.

The private placement is exempt from the registration requirements of the Securities Act of 1933, as amended (the “Act”), pursuant to Section 4(2) of the Act (in that the Debentures and Warrants were sold by the Company in a transaction not involving any public offering) and pursuant to Rule 506 of Regulation D promulgated thereunder. None of the Debentures, the Warrants, the shares into which the Debentures are convertible, the shares issuable upon exercise of the warrants or the Incentive Shares have been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration. The Company has agreed to cause the shares to be issued upon conversion of the Debenture and the shares issuable upon exercise of the Warrants and the Incentive Shares to be registered for resale with the Securities and Exchange Commission.

The Company and the investors executed a Registration Rights Agreement dated August 1, 2008, pursuant to which the Company has undertaken the obligation to file with the Securities and Exchange Commission, and cause to be declared effective, a registration statement to register the Debentures, the Warrants, the shares into which the Debentures are convertible, the shares issuable upon exercise of the warrants and the Incentive Shares.

On August 4, 2008, the Company issued a press release disclosing the sale of the Debentures. A copy of the press release is filed herewith. The Securities Purchase Agreement, the Security Agreement, the Subsidiary Guarantee and the Registration Rights Agreement executed by the Company and the investors in the offering, and the forms of the Debenture and Warrant issued to the investor in the offering will be filed pursuant to an amendment to this Current Report on Form 8-K.

Item 9.01. Exhibits

See Exhibit Index.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this Report to be signed in its behalf by the undersigned, thereunto duly authorized.

LIGHTPATH TECHNOLOGIES, INC.

Dated: August 4, 2008	By:	/s/ Dorothy M. Cipolla
Dorothy M. Cipolla, CFO

Exhibit Index

Exhibit No.	Description
EX-99.1	Press release dated August 4,2008, announcing the Company’s private placement, resulting in $2.9 million of financing (Filed herewith.)